EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation, by reference, in the Registration Statements on Form S-3 (No. 333-256101) of Range Resources Corporation, on Form S-8 (Nos. 333-266336, 333-256098, and 333-251268) pertaining to the Amended and Restated 2019 Equity-Based Compensation Plan of Range Resources Corporation, on Form S-8 (No. 333-231834) pertaining to the 2019 Equity-Based Compensation Plan of Range Resources Corporation, on Form S-8 (Nos. 333-159951, 333-167199, and 333-175098) pertaining to the Range Resources Corporation Amended and Restated Range Resources Corporation 2005 Equity-Based Compensation Plan, and on Form S-8 (Nos. 333-251267, 333-209830, and 333-233391) pertaining to the Range Resources Corporation 2004 Deferred Compensation Plan for Directors and Select Employees, of our report dated January 18, 2024, with respect to our audit of estimates of proved reserves and future net revenue to the Range Resources Corporation interest, prepared for Range Resources Corporation and included in the Range Resources Corporation Annual Report (Form 10-K) for the year ended December 31, 2023.

NETHERLAND, SEWELL & ASSOCIATES, INC.
	By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer
Dallas, Texas
February 19, 2024